Exhibit 99.1

         American Campus Communities Begins Construction on $17 Million
            Student Housing Expansion Phase at University of Houston

    AUSTIN, Texas--(BUSINESS WIRE)--Dec. 21, 2004--American Campus Communities, Inc. (NYSE:ACC), one of the nation's largest developers, owners and managers of high-quality student housing properties, today announced that construction has begun on the second phase of Cullen Oaks on The University of Houston campus in Houston, Texas. The project will cost approximately $17 million and is being developed by American Campus Communities under a ground lease with The University of Houston System.
    "We are excited to be working with The University of Houston once again to provide high-quality, on-campus housing to meet the demands of its growing student population," said Bill Bayless, ACC president and chief executive officer. "This is our third student housing project with the university and exemplifies a valued, on-going relationship."
    The first Cullen Oaks project, completed in 2001, and the Bayou Oaks Greek Housing project, completed in 2003, were developed and are managed by American Campus Communities.
    The 354-bed Cullen Oaks Expansion will be a four-story community providing one- and two-bedroom accommodations with a mix of private and semi-private baths. All units will be fully furnished, offering private bedroom accommodations, spacious living rooms and fully equipped kitchens. The development will feature a fitness center and game room, with social lounges, study rooms and laundry facilities located on each floor.
    The community is scheduled to open for occupancy in Fall 2005, concurrent with the beginning of the 2005-2006 academic year.

    About American Campus Communities

    American Campus Communities, Inc. is the only publicly traded REIT solely focused on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, leasing and management of student housing properties. The company owns 17 high-quality student housing properties, containing approximately 4,100 apartment units and 12,600 beds. In conjunction with the properties owned, the company's total owned and managed portfolio consists of 35 student housing properties, representing 24,000 beds. More information is available at the company's website at www.americancampuscommunities.com.

    Forward-Looking Statements

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.


    CONTACT: American Campus Communities, Inc., Austin
             Joe Allen, 512-732-1000